UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

April 16, 2019

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 22, 2019, at 10:00 a.m. Eastern Daylight Time. The meeting will be held by means of remote communication only via the Internet at www.virtualshareholdermeeting.com/SPAR19.

At the annual meeting, we will vote on a number of important matters, as listed in the enclosed Notice of Annual Meeting of Shareholders and as described in detail in the enclosed Proxy Statement. In addition, you will hear a report on Spartan Motors’ business activities. On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. We are mailing the Proxy Statement and enclosed proxy card to our shareholders on or about April 16, 2019.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the virtual annual meeting, please sign, date, and return the enclosed proxy card as soon as possible or vote by Internet following the instructions on the proxy card. Sending a proxy card or voting by Internet prior to the meeting will not affect your right to vote if you attend the virtual meeting.

Sincerely, Daryl M. Adams President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the 2019 annual meeting of shareholders of Spartan Motors, Inc. The meeting will be held on Wednesday, May 22, 2019, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR19. At the meeting, you will be invited to:

(1)	vote on the election of three directors to three-year terms expiring in 2022;

(2)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors’ independent registered public accounting firm for the current fiscal year;

(3)	participate in an advisory vote to approve the compensation of our executives; and

(4)	transact such other business as may properly come before the annual meeting.

You may vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on March 25, 2019. Please note that this year’s annual meeting will be held via the Internet only.

Copies of the annual report to shareholders for the year ended December 31, 2018 and the annual report on Form 10-K for the fiscal year ended December 31, 2018 are enclosed with this notice. We are mailing the following Proxy Statement and enclosed proxy card to our shareholders on or about April 16, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2019: Our Proxy Statement, proxy card and Annual Report to Shareholders\Form 10-K are available on the Internet at www.proxyvote.com. You may also contact Brian Read at (517) 543-6400 or Brian.Read@SpartanMotors.com to request these materials.

Sincerely,

Charlotte, Michigan April 16, 2019	Ryan L. Roney Secretary

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 22, 2019

PROXY STATEMENT

In this Proxy Statement, “we,” “us,” “our,” the “Company,” “Spartan Motors,” and “Spartan” refer to Spartan Motors, Inc., and “you” and “your” refer to shareholders of Spartan Motors.

Frequently Asked Questions About the Annual Meeting

Where and when is the annual meeting?

Our annual meeting will be held on Wednesday, May 22, 2019, at 10:00 a.m. (Eastern Daylight Time) by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR19. If you need help accessing the annual meeting, please contact Brian Read at (517) 543-6400 or at Brian.Read@SpartanMotors.com.

Who can vote at the annual meeting?

You are entitled to vote your shares of common stock at our annual meeting if you were a stockholder at the close of business on March 25, 2019, the record date for our annual meeting.

The total number of shares of common stock outstanding and entitled to vote on March 25, 2019 was 35,192,540. Holders of common stock have the right to one vote for each share registered in their names as of the close of business on the record date.

What is the quorum requirement for the annual meeting?

In order to conduct business at our annual meeting, a quorum must be present. The presence in person or by proxy of stockholders holding a majority of the outstanding shares of common stock entitled to vote is necessary for a quorum at the meeting. If a quorum is not present, a vote cannot occur, and our annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxies voted as “withheld,” abstentions, and broker non-votes are counted for the purpose of determining whether a quorum is present.

The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

How do I know whether I am a registered shareholder or a beneficial shareholder?

You are a registered shareholder if your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company.

You are a beneficial shareholder if your shares are held in an account at a bank, broker or other holder of record (also referred to as holding shares “in street name”).

How do I participate in the annual meeting?

In order to participate in this year’s annual meeting and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/SPAR 19. You will need to enter the control number shown on your proxy card.

What is the effect of not casting my vote?

If you are a registered shareholder and you do not vote your shares, your shares will not be taken into consideration in determining the outcome of the matters that are acted upon.

If you are a beneficial shareholder and you do not instruct your bank or broker how to vote your shares, under Nasdaq rules, your bank or broker will only be able to vote your shares on the ratification of BDO USA, LLP as our independent registered public accounting firm. Your bank or broker will not be able to vote your shares on the election of directors or the advisory resolution to approve the compensation of our named executive officers, resulting in “broker non-votes” on those items.

How do I vote my shares?

Registered shareholders may vote in one of three ways:

●

Vote by Mail: If you are a shareholder of record (that is, your common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust Co.), you may vote by returning the enclosed proxy card. If you properly complete, sign, date, and return your proxy card in the enclosed postage-paid envelope so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy card will be voted at the annual meeting and any adjournment of the annual meeting, so long as you do not revoke the proxy before or at the meeting.

●	Vote by Internet: Go to the website listed on your proxy card to vote by Internet. You will need to follow the instructions on your proxy card and the website.

●	Vote by Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

If you vote by Internet or by telephone, your electronic vote authorizes the named proxies to vote on your behalf in the same manner as if you completed, signed, dated, and returned your proxy card. If you vote by Internet or by telephone, you do not need to return your proxy card.

If you are a beneficial shareholder, you should receive instructions from your bank, broker, or other holder of record that you must follow in order to have your shares voted.

Can I change my vote after I have voted?

Proxies are revocable at any time before they are exercised at our annual meeting. If you are a registered shareholder and you originally voted by mail, Internet, or telephone, you may revoke your proxy by:

●	completing and returning a timely and later-dated proxy card, or using the Internet or telephone to timely transmit your later voting instructions,

●	casting a subsequent vote via the internet, or

●	contacting Ryan Roney, Secretary of the Company, at the following address to notify him that your proxy is revoked:

Spartan Motors, Inc.

1541 Reynolds Rd.

Charlotte, Michigan 48813

Email: Ryan.Roney@SpartanMotors.com

Fax: (517) 543-5403

If you are a beneficial shareholder, you must follow the directions provided by your bank, broker or other holder of record to change or revoke any prior voting instructions.

Your last vote properly received before the polls are closed at the meeting is the vote that will be counted.

What are my voting options and how does the Board of Directors recommend that I vote?

	Proposal	Voting Options	Board of Director's Recommendation

1.	Election of Directors	For All, Withhold All, or For All Except Any Individual Nominee	For All

2.	Ratification of the appointment of BDO USA, LLP	For, Against, or Abstain	For

3.	Advisory Vote on the Compensation of our Named Executive Officers	For, Against, or Abstain	For

We do not know of any other matters to be presented for consideration at the annual meeting. In the absence of instructions, proxies will be voted in accordance with the recommendation of the Board of Directors of the Company with respect to all proposals and in accordance with the best judgment of the individuals named as proxies with respect to any other matter properly brought before the meeting.

What vote is required to approve each proposal?

Proposal 1 - Election of Directors. Under Michigan law and our bylaws, directors are elected by a plurality of the shares voting. This means that the nominees who receive the most votes will be elected to the open director positions. However, pursuant to our Corporate Governance Principles, because this is an uncontested election of directors (i.e., the number of persons nominated for election is equal to the number of directors to be elected), any nominee for director who receives a greater number of votes "withheld" for his or her election than votes "for" such election is required to promptly tender his or her offer of resignation to the Chairman of the Board. The Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will then make a final decision not later than 90 days following the date of the shareholder meeting at which the election occurred. In counting votes on the election of directors, abstentions, broker non-votes, and other shares not voted will be counted as not voted and therefore will not affect the outcome of the election.

Proposal 2 - Ratification of Independent Auditors. The proposal to ratify the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Proposal 3 - Advisory Vote on Executive Compensation. The proposal to approve the compensation of our executives, as described in this Proxy Statement, is an advisory vote only. The Company will disclose the results of this vote, but is not required to take action based upon the outcome of this vote. However, the Human Resources and Compensation Committee of the Board intends to consider the outcome of the vote when considering future executive compensation arrangements.

Who is soliciting this proxy?

This Proxy Statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Spartan Motors for use at the annual meeting and any adjournment of the meeting.

Who is paying the expenses of this proxy solicitation?

The Company will pay all expenses in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting. We will also pay banks, brokers, or other holders of record their out-of-pocket and reasonable clerical expenses incurred in sending our proxy materials to beneficial owners for the purpose of obtaining their proxies.

How will the Company solicit proxies?

We will primarily solicit proxies by mail; however, certain of our directors, officers, or employees may solicit by telephone, electronically, or by other means of communication.  Our directors, officers, and employees will receive no additional compensation for any such solicitation. We do not expect to engage any paid solicitors to assist us in the solicitation of proxies.

Proposal: Election of Directors

Nominees for Election

The Board of Directors proposes that the following individuals be elected as directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2022:

Richard F. Dauch

Ronald E. Harbour

James A. Sharman

Each nominee is presently a director of Spartan Motors whose term will expire at the annual meeting. Biographical information concerning the nominees appears below under the heading “Spartan Motors’ Board of Directors and Executives,” beginning on page 9.

The persons named as proxies in the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors of Spartan Motors. However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees. If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee(s). Proxies will not be voted for more than three nominees.

Your Board of Directors recommends that you vote FOR the election of each nominee.

Ownership of Spartan Motors Stock

Five Percent Shareholders

The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors’ outstanding shares of common stock as of March 25, 2019:

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP(1) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,684,224	2,783,787	--	2,783,787	7.91%

Black Rock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,237,192	2,322,513	--	2,322,513	6.60%

The Rayburn Group(3) 1526 Ute Blvd., Suite 209, Room 6 Park City, Utah 84068	1,930,000	1,930,000	--	1,930,000	5.48%

(1)	Based on information regarding the reporting person’s beneficial ownership as of December 31, 2018, as set forth in an amendment to Schedule 13G filed with the SEC on February 8, 2019.

(2)	Based on information regarding the reporting person’s beneficial ownership as of December 31, 2018, as set forth in an amendment to Schedule 13G filed with the SEC on February 6, 2019.

(3)

Based on information regarding the reporting person’s beneficial ownership as of December 4, 2015, as set forth in a Schedule 13G filed with the SEC on December 14, 2015. The reporting person also discloses an additional 70,000 shares (in addition to those disclosed in the table above) owned by Alexander C. McAree, the portfolio manager for the reporting person.

Security Ownership of Board and Management

The following table sets forth the number of shares of common stock that each of Spartan Motors’ directors and nominees for director, each of the named executive officers (as that term is defined in the Summary Compensation Table below), and all directors and executive officers (including all named persons) as a group beneficially owned as of March 25, 2019:

	Amount and Nature of Beneficial Ownership(1)
	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2) (3)	Percent of Class
James A. Sharman	63,396	-	63,396	*
Thomas R. Clevinger	14,000	-	14,000	*
Richard F. Dauch	78,841	-	78,841	*
Ronald E. Harbour	73,201	-	73,201	*
Dominic A. Romeo	24,130	-	24,130	*
Andrew M. Rooke	47,308	-	47,308	*
Paul A. Mascarenas	15,102	-	15,102	*
Jeri L. Isbell(4)	-	-	-	*
Daryl M. Adams	642,536	-	642,536	1.83%
Frederick J. Sohm	151,755	-	151,755	*
Thomas C. Schultz	145,808	-	145,808	*
Stephen K. Guillaume	59,286	-	59,286	*
Chad M. Heminover	8,051	-	8,051	*
Matthew W. Long(5)	-	-	-	-
All directors and executive officers as a group (15 persons)(6)	1,330,570	-	1,330,570	3.78%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)	These numbers include restricted shares, which are detailed in the tables on pages 27 and 32, for the officers and the directors, respectively.

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)	Ms. Isbell resigned from the Board of Directors for personal reasons effective April 10, 2019.

(5)	Mr. Long served as Spartan’s Interim CFO from June 14, 2018, through December 31, 2018. He is no longer with Spartan Motors.

(6)	These numbers include shares owned by each person named in the table as well as our executive officer not included in the table (Ryan Roney).

Board Member and Executive Stock Ownership Requirements

As of the May 22, 2019 annual shareholder meeting, Spartan Motors’ Board members and executives will be required to attain ownership of stock, within five years of being named to their position, at least equal to the following minimums: Non-employee directors – five times annual retainer; CEO – five times annual salary; all other named executive officers – three times annual salary. Shares owned directly by Board members or executives, shares owned through a 401(k) plan or individual retirement account, unvested restricted shares or restricted share units that are subject to time-based vesting, shares previously owned by executives but placed in irrevocable trusts for family members or in revocable trusts, and shares determined to have actually been earned and issuable pursuant to outstanding performance share units (PSUs) are counted toward these ownership requirements. Unexercised options, unexercised stock appreciation rights, and shares underlying PSUs (except to the limited extent described in the preceding sentence) are not counted toward the ownership requirements.

Spartan Motors’ Board of Directors and Executives

Spartan Motors’ Board of Directors currently consists of eight directors. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

Biographical information concerning Spartan Motors’ directors (including the persons who are nominated for election to the Board of Directors) and executives is presented below.

Nominees for Election as Directors with Terms Expiring in 2022

Richard F. Dauch (age 58) has been a Director since 2010. Dauch has served as the CEO of Delphi Technologies, global technology leader in vehicle propulsion systems, since 2019. Prior to joining Delphi, in 2011, Dauch became President and CEO of Accuride Corporation, a manufacturer and supplier of commercial vehicle components. He has served as the President and CEO of global mechanical fastener supplier Acument Global Technologies, Inc. headquartered in Troy, Michigan, joining the company in 2008. He held prior leadership roles during a 13-year career at American Axle & Manufacturing, as well as at United Technologies Carrier Corporation, after concluding an 11-year career in the United States Army. Mr. Dauch is a member of the Board of Directors of Accuride Corporation, an SEC registrant and is the Chairman of the Heavy Duty Business Forum. He also serves on the Board of Directors and Audit Committee of Koch Enterprises, Inc., a privately held company, and on the Board of Directors of the Army Football Club at West Point. Mr. Dauch is a graduate of the United States Military Academy at West Point and the MIT “Leaders For Manufacturing” program. Mr. Dauch’s 30-plus years of cumulative leadership experience in a broad range of disciplines allow him to provide valuable insight and experience to the Board.

Ronald E. Harbour (age 62) has been a Director since 2009. Mr. Harbour serves as Senior Partner – Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm. He was the President of Harbour Consulting prior to its acquisition by Oliver Wyman in 2007. Mr. Harbour serves on the Board of Lincoln Educational, a public company providing schooling for automotive repair skills, Detroit Cristo Rey, a non-profit private school, and on the Advisory Council of the Western Michigan University Haworth College of Business. Mr. Harbour previously served on the Board of Directors of Noble International, Ltd., an SEC registrant, and three privately held automotive companies: U.S. Manufacturing, a manufacturer of axles; Empire Electronics, a manufacturer of wire harnesses; and Techform, a manufacturer of vehicle hardware. Over his 35-plus years of experience as a management consultant, Mr. Harbour has gained a deep and broad knowledge of the automotive industry and particular expertise in the various unique management and operational issues facing participants in the industry, along with experience in the electronics, food, aerospace and furniture industries.

James A. Sharman (age 60) is the current Chairman of the Board of Directors. He was appointed as a Director in January 2016 and has served as Chairman since the 2017 annual meeting of shareholders. Since February 2018, Mr. Sharman has served as the Chief Operating Officer of GoHealth, a leading provider of technology and service solutions for the health care and insurance industries. From 2014 through 2017, Mr. Sharman served as Chief Operating Officer of Coyote Logistics, a freight broker and logistics services provider and a wholly owned subsidiary of United Parcel Service, Inc. From 2006 through 2014, Mr. Sharman served as Managing Partner of Truecast Capital, LLC, an investment firm. His work history includes President and CEO of World Kitchen, Inc. and Rubicon Technology, Inc. He was Senior Vice President of Global Supply Chain for CNH as well as Vice President and General Manager, Latin America, for the Case Corporation. He served as the Commanding Officer of an Engineering Company in the United States Army and was an Assistant Professor at the United States Military Academy, West Point. Mr. Sharman is a graduate of the United States Military Academy at West Point and Duke’s Fuqua School of Business. Mr. Sharman’s extensive business experience, including international management experience, allows him to provide valuable insight to the Board.

Directors with Terms Expiring in 2020

Dominic A. Romeo (age 59) was appointed to the Board of Directors in October of 2017. Mr. Romeo served as Senior Vice President and Chief Financial Officer of Thor Industries, Inc., a leading publicly-traded manufacturer of recreational vehicles, from February 2013 to October 2013. From 2004 to 2011, Mr. Romeo served as Vice President and Chief Financial Officer of IDEX Corporation, a leading publicly-traded global manufacturer of pump products, dispensing equipment, and other engineered products. Prior to joining IDEX, Mr. Romeo served in several financial leadership positions at Honeywell International, Inc., a diversified technology and manufacturing company that services customers globally, including Vice President and Chief Financial Officer of Honeywell Aerospace from 2001 to 2004; Vice President and Chief Financial Officer of Honeywell International’s Engine Systems and Services divisions from 1999 to 2001; and various other senior finance positions from 1994 to 1999. Mr. Romeo’s prior work history also includes various management positions in finance and accounting with General Electric, AAR Corporation and Price Waterhouse. Mr. Romeo currently serves on the board of Novanta, Inc. a leading publicly-traded technology supplier to medical and advanced industrial equipment manufacturers. Mr. Romeo served on the Board of Directors and as a member of the Audit Committee of Federal Signal Corporation, a leading publicly-traded global designer and provider of safety and security products and solutions, from 2010 to April 2013. Mr. Romeo has a Bachelor of Arts Degree in both Accounting and Business Administration from Manchester University. Mr. Romeo brings to the Board of Directors significant experience and expertise in finance and accounting. Mr. Romeo currently serves as the Chair of the Audit Committee of the Board.

Andrew M. Rooke (age 61) was appointed to the Board of Directors in February of 2012. Since December 2016, Mr. Rooke has served as Chairman and Chief Executive Officer of ASV Holdings, Inc., a Minnesota based manufacturer of compact track loader and skid steer loader equipment used in the construction, agricultural and forestry industries. From 2007 through 2016, Mr. Rooke served as President and Chief Operating Officer of Manitex International, Inc., a manufacturer of engineered lifting equipment. From 2002 until 2006, Mr. Rooke served as Vice President of Finance for GKN Sinter Metals, a Tier 1 supplier of components to the auto industry, and, from 1999 until 2002, as Finance Director of various GKN off highway and auto components divisions. Mr. Rooke holds a Bachelor of Arts degree in Economics from the University of York, England, and is a Chartered Accountant. Mr. Rooke’s experience and knowledge in finance, international business, manufacturing, and the automotive industry allow him to provide valuable insight and experience to the Board.

Directors with Terms Expiring in 2021

Daryl M. Adams (age 57) was appointed President and CEO of Spartan Motors effective February 19, 2015, and was appointed to the Board of Directors on December 10, 2014. Mr. Adams joined the Company as the Chief Operating Officer on July 31, 2014. Prior to joining Spartan Motors, Mr. Adams served for seven years as CEO of Midway Products Group, a privately-held Tier One automotive supplier. Prior to that, he held a succession of management positions over a 17-year career with Lear Corporation, including senior leadership and international roles in Lear’s North American and European operations. Mr. Adams holds a Master of Business Administration degree from Michigan State University and a Bachelor of Science degree in Industrial Management and Manufacturing from Lawrence Institute of Technology. He is an active member of various manufacturing associations including: Business Leaders of Michigan, the Capital Area Manufacturers Council, and Lansing Economic Area Partners. As the current President and CEO of the Company, Mr. Adams’ participation on the Spartan Motors Board of Directors is of critical importance, providing the remaining members a clear perspective into the Company’s operations and strategic direction.

Thomas R. Clevinger (age 66) was appointed to the Board of Directors on April 6, 2018. Since 2016, Mr. Clevinger has served as the CEO and Managing Partner of Cornerstone Growth Advisors, LLC., a consulting firm that focuses on strategic growth initiative advisory services, namely for the automotive and commercial vehicles industries. From 2010 to 2016, Mr. Clevinger served as Senior Vice President/Managing Director – Global at Navistar, Inc., where he managed all lines of business outside the U.S. and Canada. Prior to his work at Navistar, Mr. Clevinger served from 1995 to 2010 in various senior leadership roles at PACCAR, Inc. where he oversaw global sales and distribution operations for parts and service support. Mr. Clevinger holds a Bachelor of Science in Business and a Master of Arts in Leadership and Organizational Development, both from the City University of Seattle. Mr. Clevinger brings with him a wealth of expertise in global commercial vehicle sales and support, with an emphasis in aftermarket parts and service sales and distribution.

Paul A. Mascarenas (age 57) joined the Board of Directors effective June 1, 2018. Mr. Mascarenas’ career spanned 32 years at Ford Motor Company where from 2011 to 2014 he served as Chief Technical Officer and Vice President of Research and Advanced Engineering, and from 2007 to 2011 he served as Vice President, Global Engineering. Mr. Mascarenas currently serves on the boards of the United States Steel Corporation, Borg Warner, and ON Semiconductor Corporation, and serves as a Venture Partner with Fontinalis Partners LLP. Spartan believes Mr. Mascarenas’ experience in the automotive industry and his technical background will add valuable expertise to the Board. Mr. Mascarenas currently serves as the Chair of the Nominating and Corporate Governance Committee of the Board.

Executive Officers Who Are Not Directors

Frederick J. Sohm (age 49) joined Spartan Motors as its Chief Financial Officer effective September 28, 2015. Prior to joining the Company, Mr. Sohm most recently served as the Treasurer of ALTe Technologies, a start-up company that engineers and produces hybrid electric powertrain systems for the commercial vehicle market. Prior to joining ALTe Technologies in 2015, Mr. Sohm was the CFO of Warrior Sports, Inc., a position he held from 2009 to 2014. Prior to that, he held several executive and leadership positions in finance and accounting at various organizations including ArvinMeritor, Inc., Kmart Corporation and DaimlerChrysler Corporation.

Thomas C. Schultz (age 54) was appointed Chief Administrative Officer (CAO) in July 2016 after joining Spartan Motors as the Corporate VP of Human Resources in 2014. Prior to joining Spartan, Mr. Schultz served as Director, North America where he led the Human Resources corporate function at BASF in 2013. Prior to that Mr. Schultz served as Senior Vice President of Human Resources at Energy Conversion Devices and United Solar Ovonics from 2008 until 2012. Previous to that, Mr. Schultz was Director, North America at Carrier Commercial Refrigeration, a United Technologies Corporation. Mr. Schultz began his career at American Axle & Manufacturing where he held various progressive manufacturing, labor relations and human resources roles over an 11 year period. Mr. Schultz earned a Juris Doctorate degree from the University of Detroit, a Master’s degree in Labor and Industrial Relations from Michigan State University and a Bachelor of Science degree in Political Science/Public Administration from Western Michigan University.

Stephen K. Guillaume (age 51) was appointed as President of the Specialty Chassis and Vehicles business unit effective May 11, 2015. Mr. Guillaume joined Spartan Motors in January 2015 as Vice President of New Business Development and Joint Ventures. In this role, Mr. Guillaume was responsible for managing Spartan’s joint ventures and leading business development initiatives across the organization. Prior to joining the Company, Mr. Guillaume held a succession of management positions over a 24 year career with Navistar, a leading manufacturer of commercial trucks, busses, defense vehicles and engines, most recently as General Manager of Navistar Commercial Trucks, a position he held from 2010 through 2014. Mr. Guillaume began his career at Navistar in finance and accounting, before progressing into a plant controller role and later positions in business development and general management. Mr. Guillaume holds a Master of Business Administration degree from Northwestern University’s Kellogg School of Management, and a Bachelor of Business Administration degree from Baylor University.

Chad M. Heminover (age 42) joined Spartan Fleet Vehicles and Services as the Vice President of Operations and Business Development in December 2017, and was appointed as the President of the Fleet Vehicles and Services business unit shortly thereafter, in May 2018. Mr. Heminover brings with him a wealth of experience and success across several domestic and international business turnaround efforts, mergers and acquisitions, and major product launches. He has led teams in the areas of finance, product management, manufacturing, and program management, to name a few. Prior to joining Spartan, Mr. Heminover served as a Business Unit President for Taylor Corporation, one of the largest print and communications services providers in the U.S. Mr. Heminover’s dynamic leadership style, innovative nature, and wide-spanning strategic inputs bring immense value to the business. Mr. Heminover earned his Bachelors of Science Degree in Finance from Minnesota State University.

Ryan L. Roney (age 46) joined Spartan Motors in April 2017 serving as the Company’s Chief Legal Officer. In July 2018, Ryan was promoted to Chief Legal Officer and Corporate Secretary. Mr. Roney’s career spans more than 20 years, during which time he has held several executive and leadership positions in public and private companies. His background includes domestic and global experience in both the manufacturing and non-manufacturing sectors. For more than a decade, Mr. Roney served as the global General Counsel for Smiths Detection, an anti-terrorism technology company that manufactures specialty vehicles and products to secure ports and borders around the world. He most recently served as Executive Vice President, Chief Administrative and Legal Officer for one of the nation’s largest, publicly traded, post-secondary proprietary educational institutions. In addition to his legal background, Mr. Roney has also served in a variety of business roles, including Executive Vice President of Business Development, President, and CEO. He is the founder of a non-profit organization that designed a method to deliver warm, purified water to people in need across the globe, and serves as a senior advisor to the National Warrior Foundation, an organization dedicated to assisting veterans returning from Iraq and Afghanistan. Mr. Roney earned his law degree from Pepperdine School of Law, where he graduated magna cum laude.

Board Meetings, Annual Meeting, and Committees

Spartan Motors’ Board of Directors held seven meetings during 2018. Each director who served as a director during 2018 attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings (held during the periods that he or she served on the Board) and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served (held during the periods that he or she served on such committees). Pursuant to the Company’s Corporate Governance Principles, the Company expects all directors to participate in the annual shareholder meeting, and typically all directors do attend the annual shareholder meeting. In 2018, all of the board members who were then directors of Spartan Motors attended the annual meeting of shareholders. Independent directors also meet regularly in executive sessions without the presence of management.

The Board of Directors has three standing committees: the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance and Nominating Committee. Membership on each of the committees is as follows:

Director	Audit Committee	Human Resources and Compensation Committee	Corporate Governance and Nominating Committee	Independent Director(1)
James A. Sharman			✓	✓
Daryl M. Adams
Thomas R. Clevinger	✓			✓
Richard F. Dauch		✓		✓
Ronald E. Harbour		✓		✓
Dominic A. Romeo(2)	Chair		✓	✓
Andrew M. Rooke(2)	✓			✓
Paul A. Mascarenas		Chair	Chair	✓
Number of meetings held in 2018	8	5	4

(1)

The directors indicated are independent as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Members of the Audit Committee also satisfy applicable SEC independence standards for audit committee members.

(2)	The directors indicated are audit committee “financial experts” as the term is defined in SEC rules.

Audit Committee. The Audit Committee has been established in accordance with the Securities Exchange Act of 1934. Its primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to: Spartan Motors’ financial statements and the accounting and financial reporting process; Spartan Motors’ systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of Spartan Motors’ financial statements; legal and regulatory compliance; and ethics issues. Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by Spartan Motors, and exercises direct oversight of the Company’s Manager of Internal Audit and/or any other internal audit services provided by outside resources including consultants, to assist in the internal audit process. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at the Company’s website, www.spartanmotors.com.

The Audit Committee has a Pre-Approval Policy related to the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm engaged by the Company are within general pre-approval limits; or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee; or, above a certain dollar amount, approved by the full Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

The Audit Committee meets the definitions of an “audit committee” under applicable Nasdaq and SEC rules.

Human Resources & Compensation Committee. The responsibilities of the Human Resources & Compensation Committee include exercising oversight over the development of competitive compensation plans that ensure the attraction, retention and motivation of key associates, as well as recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors’ executive officers and board members based on independent third-party benchmarking analyses. In addition, the Human Resources & Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under Spartan Motors’ stock incentive plans, reviewing all material proposed stock incentive plan changes and determining the employees to whom stock incentives will be granted, the number of shares covered by stock incentives, and the terms and other matters associated with equity-based compensation awards.

The Human Resources and Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Human Resources and Compensation Committee charter is available on our website, www.spartanmotors.com. For specific information regarding the processes and procedures of the Human Resources and Compensation Committee, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Human Resources and Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation and the compensation of the other executive officers who are named in the Summary Compensation Table set forth later in this Proxy Statement, including salary, bonuses, equity and other incentive compensation, and the dollar value to the executive and the cost to Spartan Motors of all perquisites and other personal benefits.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee develops and recommends to Spartan Motors’ Board of Directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates, and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders. In addition to its responsibilities regarding director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance. Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters. In addition, the Committee reviews the Company’s adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at the Company’s website, www.spartanmotors.com.

The Corporate Governance and Nominating Committee will consider candidates who display high character and integrity; are free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; possess substantial and significant experience that would be of particular importance to Spartan Motors in the performance of the duties of a director; have sufficient time available to devote to the affairs of Spartan Motors in order to carry out the responsibilities of a director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

The Committee believes the foregoing qualities are the most important qualifications for any director or director nominee; however, in identifying candidates for directors, the Board considers other attributes that may make a person a strong director. One such attribute that is considered is the potential diversity of viewpoint that a potential candidate would likely bring to the Board of Directors, which could be the result of the person’s background, current occupation, career history, and other factors.

As the need to make changes or additions to the Board arises, the Committee gives consideration to the Board size, experiences, and needs. The Committee may use outside resources, including consultants retained by the Committee, to assist in the process of establishing the criteria for director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the Committee. Regardless of how they are identified, candidates must understand, accept, and value the culture and history of Spartan Motors, Inc.

Nominations of candidates for election to the Board of Directors of Spartan Motors at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders. The Corporate Governance and Nominating Committee applies the same standards and qualification requirements to all director nominees, regardless of the party making the director nomination.

Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders. Spartan Motors’ bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder’s intent to make a nomination or nominations has been given to Spartan Motors’ Secretary at least 120 days before the one-year anniversary date of the notice of the previous year’s annual meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected. Each such notice to the Secretary must include:

●	the name, age, business address and residence of each nominee proposed in the notice;

●	the principal occupation or employment of each nominee;

●	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

●	a statement that each nominee is willing to be nominated; and

●	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Board Leadership Structure

The Company believes the leadership structure of its Board of Directors is appropriate in light of the size of the Company, its organizational structure, its strategies, and similar factors. Although Mr. Adams, our President and CEO, serves as a director, the Board of Directors is chaired by Mr. James Sharman, a non-employee director who meets Nasdaq standards for being an independent director. The Company believes this separation of responsibility is appropriate in order to provide independent Board oversight of and direction for the Company’s executive management team, led by Mr. Adams. The Company has maintained this leadership structure (i.e., with separate individuals serving as the President/CEO and Chairman of the Board) since 2002.

Board’s Role in Oversight of Risk

The Company believes the Board plays an appropriate role in the risk oversight of the Company and its business. The Board’s risk oversight function is largely carried out through the Board’s independent oversight of the executive management team and, in particular, its oversight of the various operational, industry, economic, and other risk factors faced by the Company. The Board is an active Board that meets regularly with consistent input from all directors. All directors except for Mr. Adams have been determined to meet the independence standards of applicable Nasdaq rules. In addition, the Company believes that the strength and experience of its directors is important to their independent oversight of the executive management team. Those members of the executive management team who have particular risk management responsibilities, including the CEO, the CFO, the CAO, CLO and the Manager of Internal Audit (together with outside resources, including consultants, that may assist in the internal audit process) report directly to the Board of Directors on a regular basis. In addition, the Board regularly holds sessions of the independent directors only, without the presence of any employee directors or other executives of the Company.

In addition to the foregoing, the Board of Directors of the Company conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. These functional areas are described in more detail on the preceding pages for each Committee’s responsibilities.

Finally, the Board works to ensure that management is properly focused on the appropriate strategic risks and initiatives to profitably grow the business through acquisitions, organic growth and alliances by, among other things, reviewing and discussing the performance of executive management and conducting succession planning for key leadership positions.

Communicating with the Board

Shareholders and interested parties may communicate with members of Spartan Motors’ Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member c/o Ryan L. Roney, Secretary, Spartan Motors, Inc., 1541 Reynolds Road, Charlotte, Michigan 48813. All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance. The Company’s executive compensation policies are designed to achieve the following five primary objectives:

●	Attract and retain qualified management;

●	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

●	Align management’s compensation with the achievement of Spartan Motors’ annual and long-term performance goals;

●	Reward excellent corporate performance; and

●	Recognize individual and team initiatives and achievements.

The Human Resources and Compensation Committee sets management compensation at levels that the Compensation Committee believes are competitive with other companies in Spartan Motors’ industry.

The advisory vote on executive compensation was conducted at our annual meeting of shareholders in 2018, based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy, approximately 95% of the shares voted to approve the resolution, 3% voted against the resolution, and 2% abstained. Our Board considered the results of this vote to be supportive of the Company’s compensation policies and programs and did not make any changes to such policies and programs as a result of such vote; however, as described below, the Board has made various changes to our executive compensation program for 2019.

Executive compensation consists of both cash and equity and is comprised of the following elements, each of which is described below:

●	Base salary;
●	Annual cash incentive (AIC) bonus; and
●	Long-term equity-based compensation (LTIC).

Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described above. The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality and take appropriate risks. The elements of the executive compensation program are described in detail below. In 2018, 71% of our CEO’s target pay and 54% of our other NEOs’ target pay was performance based.

Mix of Target Pay Elements for CEO	Mix of Target Pay Elements for Other NEOs(1)

(1) Excludes the payments made to the interim CFO, Matthew W. Long.

The Human Resources and Compensation Committee believes that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase. For this reason, the percentage of executive officers’ potential compensation that is based upon bonuses and stock plan awards is larger relative to other employees.

The Spartan Motors, Inc. Leadership Team Compensation Plan (the “LTC Plan”) sets forth the framework for compensation of the Company’s executive officers and other key employees, including each of the named executive officers shown in the tables below. The LTC Plan is intended to provide management with incentives to drive strategies and investments that maximize shareholder value, utilize financial measurements consistent with the market’s evaluation of Spartan Motors’ performance, and communicate Spartan Motors’ financial objectives in a clear and quantifiable manner. Total compensation is targeted at the median of comparable market data. The Human Resources and Compensation Committee is responsible for annually reviewing the provisions of the LTC Plan and reviewing all payouts under the plan. On April 15, 2019, the Board of Directors restated the LTC Plan. The new LTC Plan is effective for performance years starting with 2019. Changes implemented for 2019 are summarized below.

Base Salary

Base salary is a fundamental component of the Company’s compensation system, and overall competitive salary levels are necessary to attract and retain well-qualified executives. The Company’s intention is to set total compensation levels of its executive officers at median market rates. The Human Resources and Compensation Committee determines recommended compensation for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of Spartan Motors, the performance of the individual, the competitive marketplace for similar management talent and other relevant factors. The Committee does not give specific weight to any particular factor. Using these same factors, the Committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors’ executives. Total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality.

The 2018 annual base salaries of our named executive officers did not change significantly from their 2017 levels. In 2018, Mercer was engaged to benchmark the salaries of the executive officers of Spartan Motors. Details regarding this benchmarking process appear below under the heading “Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process.” This Mercer benchmarking process was completed in July of 2018. The Human Resources and Compensation Committee made recommendations consistent with this competitive benchmarking process. These recommendations advise the annual base salary of Mr. Adams (our CEO) to be increased from $678,300 in April, 2018, to $700,000 in April, 2019. The annual base salary for Mr. Sohm (our CFO) will increase from $326,400 in April, 2018, to $375,000 in April, 2019. The annual base salary for Mr. Schultz (our CAO) will increase from $292,740 in April, 2018, to $320,000 in April, 2019. The annual base salary for Mr. Guillaume (our President at Specialty Chassis and Vehicles) will increase from $246,477 in April, 2018, to $305,000 in April, 2019. The annual base salary for Mr. Heminover (our President at Fleet Vehicles and Services) will increase from $250,000 in April, 2018, to $294,000 in April, 2019.

The Board of Directors may increase the base salaries of our executive officers from time to time, and such increases may be made at any time (i.e., not just in conjunction with the Board’s customary annual performance and compensation review or as the result of the completion of a benchmarking analysis).

Annual Cash Incentive Bonuses

The LTC Plan provides an opportunity for our named executives to earn an annual cash bonus based upon achievement of the top priorities for business performance which can include key metrics. The LTC Plan requires management to annually review the metrics and weightings based upon current business conditions and to obtain approval of the proposed framework from the Human Resources and Compensation Committee.

Each participant’s annual bonus is determined by multiplying (1) his or her target bonus percentage (which is determined separately for different categories of employees) by (2) a Bonus Multiplier (described below) by (3) the participant’s annual salary.

The target bonus percentage is a percentage of the participant’s salary. These target bonus percentages are subject to the annual review and approval of the Human Resources and Compensation Committee. For 2018, the Human Resources and Compensation Committee set the target bonus percentage for our CEO at 100% of base salary for 2018 and the target bonus percentages for our other named executives at 60% of their respective base salaries for 2018.

The Bonus Multiplier is a fraction or multiple of the target bonus percentage. For example, achievement of bonus metrics at exactly their target amounts would result in a Bonus Multiplier of 1.0X, while achievement of the bonus metrics at maximum would result in a Bonus Multiplier of 2.0X. The threshold (minimum) Bonus Multiplier is 0.5X and the maximum Bonus Multiplier is 2.0X. The Bonus Multiplier is calculated to one decimal place. Annually, based on a proposal by management, the Human Resources and Compensation Committee will evaluate and establish, based upon the current key metrics, the incremental improvements required to attain an incremental Bonus Multiplier. The final Bonus Multiplier for a year may be a fractional value based upon prorating results within the target matrix.

The LTC Plan prohibits an annual cash bonus to our named executives for any year in which Spartan Motors incurs a net loss. However, the Board of Directors retains the right to make adjustments or grant discretionary bonuses that it deems appropriate.

At the discretion of the Human Resources and Compensation Committee, any bonus payable under the LTC Plan may be paid in the form of the Company’s common stock.

Executives subject to the plan for a partial year are eligible for annual bonuses on a prorated basis.

2018 Annual Cash Incentive Compensation

For 2018, the following metrics were established for our named executives to earn an annual cash incentive bonus pursuant to the LTC Plan:

Corporate Officers (Messrs. Adams, Sohm, Schultz, and Long): The Bonus Multiplier for the corporate-level officers was determined based on the achievement of goals relating to (1) adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) on a Company-wide basis, (2) free cash flow on a Company-wide basis, and (3) pre-determined management objectives and key performance indicators (the “MBO Goals”). The final Bonus Multiplier was determined using a weighting of 65% for Adjusted EBITDA, 15% for free cash flow, and 20% for the MBO Goals. Please see the GAAP reconciliations in Appendix A for our computations of Adjusted EBITDA and free cash flow. The actual achievement for each goal for the corporate officers for 2018 is as follows (dollar amounts in thousands):

Corporate Officers

	Performance Criteria for payouts at:
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %(3)	Weight	Weighted Percentage(3)
Company-wide Adjusted EBITDA(1)	$28,300	$40,400	$48,500	$31,759	80%	65%	50%
Free Cash Flow (1)	$4,500	$6,400	$7,700	$(959)	0%	15%	0%
MBO Goals Achievement	0%	100%	200%	100%	100%	20%	20%
					Total Multiplier (2)(3)		70%

(1)	See GAAP reconciliation in Appendix A.

(2)	Total multiplier is rounded to one decimal per the LTC Plan.

(3)	Table percentages may not foot and cross-foot due to rounding.

Business Unit Presidents (Messrs. Guillaume and Heminover): The Bonus Multiplier for the Business Unit Presidents was determined based on the achievement of goals relating to (1) Company-wide Adjusted EBITDA, (2) the segment Adjusted EBITDA, and (3) pre-determined operation and strategic objectives. The segment Adjusted EBITDA is the adjusted EBITDA for the reportable segment as disclosed in Note 16, Business Segments in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K filed with the SEC on March 5, 2019. The final Bonus Multiplier was determined using a weighting of 65% for Company-wide Adjusted EBITDA, 20% for the individual business unit Adjusted EBITDA, and 15% for the operational and strategic objectives. Please see the GAAP reconciliation in Appendix A for our computation of Company-wide Adjusted EBITDA. The actual achievement for each goal for the Business Unit Presidents for 2018 is as follows (dollar amounts in thousands):

Specialty Chassis and Vehicles business unit (Mr. Guillaume)

	Performance Criteria for payouts at:
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %(3)	Weight	Weighted Percentage(3)
Company-wide Adjusted EBITDA(1)	$28,300	$40,400	$48,500	$31,759	80%	65%	50%
Segment Adjusted EBITDA	$11,164	$15,949	$19,139	$18,732	200%	20%	40%
Business unit operational and strategic plan	0%	100%	200%	196%	200%	15%	30%
					Total Multiplier (2)(3)		120%

(1)	See GAAP reconciliation in Appendix A.

(2)	Total multiplier is rounded to one decimal per the LTC Plan.

(3)	Table percentages may not foot and cross-foot due to rounding.

Fleet Vehicles and Services business unit (Mr. Heminover)

	Performance Criteria for payouts at:
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %(3)	Weight	Weighted Percentage(3)
Company-wide Adjusted EBITDA(1)	$28,300	$40,400	$48,500	$31,759	80%	65%	50%
Segment Adjusted EBITDA	$25,492	$36,417	$43,700	$26,680	70%	20%	20%
Business unit operational and strategic plan	0%	100%	200%	90%	70%	15%	10%
					Total Multiplier (2)(3)		80%

(1)	See GAAP reconciliation in Appendix A.

(2)	Total multiplier is rounded to one decimal per the LTC Plan.

(3)	Table percentages may not foot and cross-foot due to rounding.

2019 Annual Cash Incentive Compensation

The new LTC Plan approved by the Board on April 15, 2019 did not make any material changes related to annual cash incentive bonuses.

Corporate Officers: For 2019, the metrics for annual cash incentive awards for our corporate officers include: (1) Company-wide Adjusted EBITDA; (2) free cash flow; and (3) MBO Goals. The final bonus multiplier will be determined using weightings of 65% for Company-wide Adjusted EBITDA, 15% for free cash flow and 20% for the MBO Goals.

Business Unit Presidents: For 2019, the metrics for annual cash incentive awards for our business unit presidents include: (1) Company-wide Adjusted EBITDA; (2) individual business unit Adjusted EBITDA; and (3) pre-determined operational and strategic objectives. The final Bonus Multiplier will be determined using a weighting of 65% for Company-wide Adjusted EBITDA, 20% for the individual business unit Adjusted EBITDA and 15% for the pre-determined operational and strategic objectives.

Long-Term Equity Incentives

Spartan Motors’ equity compensation plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value. The Human Resources and Compensation Committee believes stock ownership by management and other employees is beneficial to all Spartan Motors, Inc. stakeholders. See the minimum stock ownership requirements for executive officers under “Security Ownership of Board and Management” above.

Spartan Motors currently has the ability to grant equity-based compensation to its named executives pursuant to the Stock Incentive Plan of 2016. The Human Resources and Compensation Committee administers all aspects of the plan.

Since 2008, the Company has utilized grants of restricted stock for its equity-based compensation. The Company believes that restricted stock awards can be more effective at retaining key personnel in a volatile or depressed stock market. Additionally, the Company believes that restricted stock helps the executives focus on creating shareholder value and encourages executive officers to manage the Company from the perspective of an owner, while the time-based vesting feature provides a strong incentive for the executives to commit themselves to the Company for the long-term.

In connection with the new LTC Plan approved by the Board on April 15, 2019, long-term equity incentives for named executives for 2019 will include (1) a grant of restricted stock units (“RSUs”) with time-based vesting, and (2) a grant of performance share units (“PSUs”), which are payable in shares of Spartan common stock, subject to the achievement of certain cumulative performance metrics over a cumulative three-year period of 2019-2021. See “2019 Long-Term Incentive Compensation” below for more information.

For 2018, stock-based compensation for the Company’s named executives was determined considering long-term incentive compensation (“LTIC”) targets and multiples. The amount of LTIC to be awarded to an executive for 2018 (the “LTIC Award”) was determined by multiplying (1) his or her target percentage (which is determined separately for different categories of employees) by (2) a LTIC Multiplier (described below) by (3) the participant’s annual salary.

The target percentage is a percentage of the participant’s salary. For 2018, the LTC Plan established a target percentage for LTIC equity awards of 150% of base salary for our CEO and 60% for the other named executives.

The LTIC Multiplier can range from 0% to 200% (referred to as “0X” through “2.0X”) and is calculated based on the combined performance on three metrics:

●	Total Shareholder Return (TSR);
●	Consolidated adjusted EBITDA; and
●	Return on Invested Capital (ROIC).

Each year, the Board will determine the weighting of the individual metrics, which may range from 0% up to 50% for any of the three metrics.

2018 Long-Term Incentive Compensation

For 2018, the following metrics were established for our named executives to earn LTIC awards pursuant to the LTC Plan:

Company-wide Adjusted EBITDA:

Spartan Motors’ company-wide Adjusted EBITDA for 2018. Please see the reconciliation of Adjusted EBITDA to net income in Appendix A.

TSR Metric:

The TSR goal was set as the Company’s TSR percentile rank for the period from January 1, 2018 through December 31, 2018 based on companies included in the 2015 Dow Jones Commercial Vehicles and Trucks index along with related peer companies.

ROIC:

Spartan Motors’ company-wide ROIC. ROIC is defined as adjusted net income after tax less dividends divided by invested capital, where invested capital is total equity plus total debt. Please see the computation of ROIC in Appendix A.

The final LTIC multiplier for 2018 was determined using weightings of 40% for Company-wide Adjusted EBITDA, 30% for the TSR Metric, and 30% for ROIC, as set by the Human Resources and Compensation Committee. The actual achievement for each goal for all NEOs for 2018 is as follows (dollar amounts in thousands):

	Performance Criteria for payouts at:
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %(4)	Weight	Weighted Percentage(4)
Company-wide Adjusted EBITDA (1)	$28,300	$40,400	$48,500	$31,759	80%	40%	30%
ROIC (2)	6.02%	8.60%	10.32%	6.40%	65%	30%	20%
TSR (percentile)	20th	40th	48th	10th	0%	30%	0%
					Total Multiplier (3)(4)		50%

(1)	See GAAP reconciliation in Appendix A.
(2)	See the computation of ROIC in Appendix A.
(3)	Total multiplier is rounded to one decimal per the LTC Plan.
(4)	Table percentages may not foot and cross-foot due to rounding.

2019 Long Term Incentive Compensation

The Human Resources and Compensation Committee reviewed the design of the long-term incentive compensation plan and in order to further ensure that our executive compensation aligns with pay-for-performance and facilitates long-term shareholder value creation, on April 15, 2019, approved performance-based awards (PSUs) as part of our equity incentive compensation. For the fiscal year 2019, PSUs will represent 70% of our named executives’ long-term incentive compensation and RSUs will represent the remaining 30%. The PSUs, which reflect a target number of shares that will be issued to the award recipient at the end of a three-year award cycle, are based on the achievement of performance metrics established at the time of the grant. These metrics are three-year cumulative GAAP net income (40% weighting) and three-year relative TSR (60% weighting). PSUs are capped at 200% of target. The time-based RSUs will have a three-year ratable vesting period.

Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process

The Human Resources and Compensation Committee of the Board of Directors develops and recommends to the Board of Directors Spartan Motors’ executive compensation policies. The Human Resources and Compensation Committee also administers Spartan Motors’ executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers. The Human Resources and Compensation Committee is made up of independent directors, none of whom is a current or former employee of Spartan Motors.

The Company’s CAO serves as a coordinator of the Human Resources and Compensation Committee meetings, but does not participate in any decisions regarding executive or board compensation. The Company’s CEO and CFO participate only to assist in the process of determining the compensation for executives other than themselves and to provide information to the committee regarding Company performance, operations, strategies, and other information requested by the committee. Other than the CEO, the CAO and the CFO, none of the Company’s named executives participate in the discussions with the Human Resources and Compensation Committee.

The Human Resources and Compensation Committee’s written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers. The Committee’s policy is to conduct benchmarking of officer’s salaries at least once every two years. Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.

The Human Resources and Compensation Committee periodically engages independent third-party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies against whom we must compete for talent. The Human Resources and Compensation Committee uses this data to design and implement competitive compensation programs. Independent consultants engaged by the Human Resources and Compensation Committee do not answer to management. In 2018, the Committee engaged Mercer to benchmark total direct compensation (consisting of base salary, target bonus opportunity, and the value of long-term incentive grants) of the named executive officers at the median of the peer group, with the intention that the total direct compensation of these named executive officers would be set at amounts that are in the market median range. This engagement was completed in July of 2018 and was a factor utilized in determining the alignment of the total direct compensation of our executive officers with median market rates in April 2019.

In performing the compensation benchmarking that was completed in 2018, Mercer conducted benchmarking analyses of the named executive officers’ compensation, including base salaries, long-and short-term incentives, and severance practices, utilizing information from proxy disclosures and published surveys. A peer group was selected consisting of durable goods manufacturers with revenues ranging from one-half to double that of Spartan Motors. Market median total direct compensation information in the study reflects the pay for an executive with a median level of experience. All market data comparisons were aged forward to January 1, 2019. The list of identified peer companies in this survey include:

●	Alamo Group, Inc.	●	LCI Industries, Inc.
●	Altra Industrial Motion Corp.	●	Methode Electronics, Inc.
●	Blue Bird Corporation	●	Miller Industries, Inc.
●	Columbus McKinnon Corporation	●	Shiloh Industries, Inc.
●	Commercial Vehicle Group, Inc.	●	Standard Motor Products
●	Douglas Dynamics, Inc.	●	The Manitowoc Company, Inc.
●	ESCO Technologies, Inc.	●	Wabash National Corporation
●	Federal Signal Corp.	●	Winnebago Industries

Pricing Equity Awards; Disclosure of Information

Spartan Motors has long observed a policy of setting the exercise price for stock options, stock appreciation rights, and other share-based awards equal to the closing market price on the date of the grant (or most recent closing price if the date of the grant is not a trading day). Stock options and stock appreciation rights are not repriced. We do not “backdate” stock options or any other share based payments. The price used to determine the number of restricted shares granted to our executives is generally an average of the closing share price for the 30 calendar days prior to the grant date.

The Board of Directors is committed to maintaining the integrity of the compensation philosophy and programs. As part of this commitment, Spartan Motors believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Personal Benefits; Perquisites

We believe that compensation in the form of perquisites and personal benefits do not provide transparency for shareholders or serve our compensation philosophy. Consequently, such benefits play a very minor role in the compensation program.

Clawback Provision

Our LTC Plan contains a provision stating that compensation awarded under the LTC Plan will be retracted to the extent a grant was made to an executive as the result of a material misrepresentation.

CEO Pay Ratio

Spartan Motors’ policy is to pay our employees competitively with similar positions in the applicable labor market by providing a combination of competitive base pay, incentives, and other benefits. We benchmark our compensation levels by position and adjust compensation to match the applicable labor market. By doing so, we believe we maintain a high quality and stable workforce.

We are disclosing the following pay ratio, which compares the annual total compensation of our employees (including full-time, part-time and contract employees employed directly by Spartan, but excluding contract employees employed through a third party) other than Mr. Adams (our President and CEO) and the annual total compensation of Mr. Adams.

We identified our median employee using the following methodology, consistent with SEC rules:

We first examined the annual compensation paid to each of our full-time and part-time employees as well as contract employees directly employed by Spartan, that were employed as of December 31, 2018, a total of 2,062 employees (excluding Mr. Adams), all located within the United States. The annual compensation used for this analysis included each element of compensation listed in the Summary Compensation Table below, along with benefits such as health insurance that are available on an equal basis to all employees. We annualized the total compensation for any employee who was not employed for all of 2018. We did not annualize the compensation for contract employees employed directly by Spartan who were not employed for all of 2018. We did not make any other adjustments to any employee’s compensation or exclude any employees for this analysis.

We then ranked all of our employees (except for Mr. Adams) in terms of total compensation from highest to lowest, and identified the employee that ranked as the median (1,031 on the list of 2,062 employees).

Following this methodology, the components of our pay ratio disclosure for 2018 were reasonably estimated as follows:

●	The median of the total annual compensation of all of our employees other than Mr. Adams was $58,062.
●

The total compensation of Mr. Adams was $3,689,166 (including benefits available on an equal basis to all employees that are not required to be included in compensation disclosed in the summary compensation table).

●	The ratio of Mr. Adams’ compensation to the compensation of the median employee was 64:1.

Other Information

We do not provide a defined benefit pension to our named executive officers, although we do provide a defined contribution plan. Our typical practice when hiring a new executive is to set forth the principal terms of their employment in an employment offer letter. These employment letters often commit us to provide certain benefits to these executives, including upon their termination of employment. Those commitments are described in this Proxy Statement.

Summary Compensation Table

The following table shows certain information concerning the compensation earned by Daryl M. Adams, our President and CEO; Frederick J. Sohm, our CFO; Thomas C. Schultz, our Chief Administrative Officer; Stephen K. Guillaume, the President of our Specialty Chassis and Vehicles business unit; Chad M. Heminover, the President of our Fleet Vehicles and Services business unit; and Matthew W. Long, who served as our Interim CFO from June 14, 2018 through December 31, 2018 (and who is no longer with Spartan). When used in this Proxy Statement, “named executive officers” and “named executives” refer to the individuals identified in this table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	All Other Compen- sation(4) ($)	Total ($)
Daryl M. Adams,	2018	$674,719	$-	$915,705	$472,303	$65,654	$2,128,381
President and CEO	2017	665,000	-	1,197,000	1,064,000	48,030	2,974,030
	2016	620,385	337,385	1,662,500	992,615	29,905	3,642,790
Frederick J. Sohm,	2018	257,355	-	176,256	85,680	27,830	547,121
CFO	2017	315,000	-	230,400	307,200	21,296	873,896
	2016	269,231	75,000	325,385	325,385	28,723	1,023,724
Thomas C. Schultz	2018	291,194	-	158,080	122,951	30,220	602,445
Chief Administrative	2017	285,250	-	206,640	275,520	106,728	874,138
Officer(5)	2016	257,620	75,000	434,190	313,890	9,936	1,090,636
Stephen K. Guillaume	2018	245,426	-	133,098	200,463	21,037	600,024
President, Specialty	2017	240,057	-	173,984	217,480	8,497	640,018
Chassis and Vehicles	2016	234,423	75,000	434,190	-	36,076	779,689
Chad M. Heminover	2018	240,385	-	135,000	101,538	40,766	517,689
President, Fleet
Vehicles and Services(6)
Matthew W. Long(7)	2018	166,154	150,000	-	-	9,046	325,200

(1)	Amounts in this column reflect one-time cash bonuses earned and expensed by the Company in the respective year.

(2)

Amounts shown in this column for 2018 stock awards represent the aggregate grant date fair value of stock awards for our named executives, which primarily include awards made pursuant to our LTC Plan in early 2018 that were subject to performance conditions for 2018 performance. The fair values for these awards were determined based on the probable outcome of the performance conditions specified in the LTC Plan at the time the awards were made. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to be granted on March 29, 2019 and vest ratably over a three-year period. The grant date fair value of the shares actually issued on March 29, 2019 were $508,725 for Mr. Adams, $61,200 for Mr. Sohm, $87,822 for Mr. Schultz, $73,943 for Mr. Guillaume, and $72,116 for Mr. Heminover. The grant date fair values of the awards made in early 2018 if the highest level of performance was achieved would have been $2,000,604 for Mr. Adams, $385,079 for Mr. Sohm, $345,367 for Mr. Schultz, $290,787 for Mr. Guillaume, and $294,944 for Mr. Heminover. The fair values were determined in accordance with the FASB ASC Topic 718, “Stock Compensation.” For information regarding valuation assumptions, see Note 13 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2018.

(3)

Consists of performance-based non-equity (cash) compensation earned under the LTC Plan for performance during the respective year. Please see the “Compensation Discussion and Analysis” section above for details.

(4)	The 2018 amounts reported in this column consist of the following:

Name	401(k) Matching Contri- bution ($)	SERP Matching Contri- bution ($)	Dividends Paid on Restricted Stock ($)	Health, Life, and LTD Insurance ($)	Relocation Payments ($)	Country Club Dues Paid ($)	Total ($)
Daryl M. Adams	$6,692	$-	$32,217	$14,707	$-	$12,038	$65,654
Frederick J. Sohm	7,592	7,861	8,012	4,365	-	-	27,830
Thomas C. Schultz	6,534	-	11,374	12,312	-	-	30,220
Stephen K. Guillaume	5,624	-	4,982	10,431	-	-	21,037
Chad M. Heminover	5,120	-	805	2,775	32,066	-	40,766
Matthew W. Long	-	-	-	9,046	-	-	9,046

(5)	Mr. Schultz joined the Company as Corporate Vice President of Human Resources in July 2014, and was promoted to Chief Administrative Officer in July 2016.

(6)

Mr. Heminover joined the Company as Vice President of Operations and Business Development - Fleet Vehicles and Services in December 2017, and was promoted to President of Fleet Vehicles and Services in May 2018.

(7)	Mr. Long joined the Company as its Interim CFO on June 14, 2018, a position he held until his departure from Spartan on December 31, 2018.

Grants of Plan-Based Awards During 2018

The following table provides information concerning each grant of a plan-based award made to the named executive officers in the last completed fiscal year.

Grants of Plan-Based Awards

		Date the Compen-	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date
Name	Grant Date	sation Commit- tee Took Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Fair Value of Stock and Option Awards(3)

Daryl M. Adams	2/21/18		$339,150	$678,300	$1,356,600	-	-	-	-	$-
	3/29/19	2/21/18	-	-	-	22,313	44,625	89,250	-	915,705
Frederick J. Sohm	2/21/18		97,920	195,840	391,680	-	-	-	-	-
	3/29/19	2/21/18	-	-	-	6,442	12,884	25,768	-	176,256
Thomas C. Schultz	2/21/18		87,822	175,644	351,288	-	-	-	-	-
	3/29/19	2/21/18	-	-	-	5,778	11,556	23,111	-	158,080
Stephen K. Guillaume	2/21/18		73,943	147,886	295,772	-	-	-	-	-
	3/29/19	2/21/18	-	-	-	4,865	9,729	19,459	-	133,098
Chad M. Heminover	2/21/18		75,000	150,000	300,000	-	-	-	-	-
	3/29/19	2/21/18	-	-	-	4,934	9,868	19,737	-	135,000
Matthew W. Long	2/21/18		-	-	-	-	-	-	-	-
	3/29/19	2/21/18	-	-	-	-	-	-	-	-

(1)

The amounts reported in these columns are not actual payouts. They represent the possible threshold, target, and maximum payouts that could have been earned by each named executive officer for fiscal year 2018 under the LTC Plan described under “Compensation Discussion and Analysis” above. The threshold amounts represent the minimum bonus payable to the named executive under the LTC Plan. Generally, there is no guarantee of any minimum bonus under the LTC Plan. Each target amount assumes a Bonus Multiple of 1.0X. Each maximum amount represents the maximum annual bonus payable to the named executive under the LTC Plan and is calculated based on a Bonus Multiple of 2.0X. For details, see the “Compensation Discussion and Analysis” section above.

(2)

These columns represent possible payouts of common stock under the Company’s LTC Plan. The target amounts represent the target equity payout for each named executive for 2018 performance. Each threshold amount assumes an LTIC multiple of 0.5X. Each target amount assumes an LTIC multiple of 1.0X. Each maximum amount represents the maximum stock award under the LTC plan, which for 2018 was a multiple of 2.0X. Estimates of possible payouts were determined using current share price information at the time the plan was approved by the Compensation Committee on February 21, 2018. For details regarding how equity incentive awards under the LTC Plan are determined, see the “Compensation Discussion and Analysis” section above. Shares are granted the following year based on achievements of targets approved for the current fiscal year.

(3)

Amounts reported represent the aggregate grant date fair value of stock awards. The fair values for plan based awards were determined based on the probable outcome of the performance conditions specified in the LTC Plan at the time the performance conditions were approved by the Board. There were no discretionary awards made during 2018.

The Company paid the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the “Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at December 31, 2018

The following table provides information concerning unexercised options, SARs, and restricted stock that had not vested for each named executive outstanding as of December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)

Daryl M. Adams	-	$-	-	312,173	$2,257,011
Frederick J. Sohm	-	-	-	80,124	579,297
Thomas C. Schultz	-	-	-	113,743	822,362
Stephen K. Guillaume	-	-	-	49,820	360,199
Chad M. Heminover	-	-	-	8,051	58,209
Matthew W. Long	-	-	-	-	-

(1)	The vesting dates for shares of restricted stock that have not vested as of December 31, 2018 are as follows:

Named Executed Officer	Vesting Dates
Daryl M. Adams	163,502 shares on 3/30/2019 113,361 shares on 3/30/2020 35,310 shares on 3/30/2021
Frederick J. Sohm	51,255 shares on 3/30/2019 22,072 shares on 3/30/2020 6,797 shares on 3/30/2021
Thomas C. Schultz	50,130 shares on 3/30/2019 31,807 shares on 3/30/2020 6,095 shares on 3/30/2021
Stephen K. Guillaume	26,274 shares on 3/30/2019 18,413 shares on 3/30/2020 5,133 shares on 3/30/2021
Chad M. Heminover	2,684 shares on 3/30/2019 2,684 shares on 3/30/2020 2,683 shares on 3/30/2021
Matthew W. Long	-

(2)

The market value of the unvested restricted stock is determined by multiplying the closing market price of the Spartan Motors’ common stock as of December 31, 2018 ($7.23) by the number of shares of stock.

Stock Vested in 2018

The following table provides information concerning the vesting of restricted stock during 2018 for each of the named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Daryl M. Adams(2)	-	$-	148,192	$2,495,902
Frederick J. Sohm	-	-	44,460	764,712
Thomas C. Schultz	-	-	25,781	443,433
Stephen K. Guillaume	-	-	22,474	386,553
Chad M. Heminover	-	-	-	-
Matthew W. Long	-	-	-	-

(1)

The amounts in this column are determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date (or, if the vesting date is not a trading day, the trading day immediately preceding the vesting date).

(2)	On March 30, 2018 128,192 shares vested at $17.20 per share and on August 10, 2018 20,000 shares vested at $14.55 per share.

Non-Qualified Deferred Compensation

The following table provides information concerning non-qualified deferred compensation for 2018. This table should be read in conjunction with the narrative discussion that follows the table.

Non-Qualified Deferred Compensation

Name	Plan	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY(1) ($)	Aggregate Earnings In Last FY(2) ($)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance At Last FYE ($)
Daryl M. Adams	SERP	$-	$-	$-	$-	$-
Frederick J. Sohm	SERP	12,074	7,861	(5,029)	-	57,300
Thomas C. Schultz	SERP	-	-	-	-	-
Stephen K. Guillaume	SERP	-	-	-	-	-
Chad M. Heminover	SERP	-	-	-	-	-
Matthew W. Long	SERP	-	-	-	-	-

(1)

Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors and included in the “All Other Compensation” column in the Summary Compensation Table above.

(2)

Earnings on the SERP are determined by investment choices made by the SERP participants from options determined by the Company. The investment choices consist of specified mutual funds (primarily those offered by Fidelity Investments).

The Supplemental Executive Retirement Plan (the “SERP”) is a non-qualified defined contribution plan administered by the Human Resources and Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and profit-sharing type contributions by the Company. The SERP is operated much like the Company’s 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors. The SERP is a funded plan, however, the participants are merely general creditors of the Company. The SERP’s assets are subject to other creditors of the Company in some circumstances.

The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year. At the beginning of each plan year, the Human Resources and Compensation Committee may elect to match all or a specified portion of each participant’s contribution for that year. The Human Resources and Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company’s 401(k) plan but for limitations imposed by the Internal Revenue Code. In addition, the Human Resources and Compensation Committee may, in its discretion, make an additional matching contribution and/or a profit-sharing type contribution to the SERP each year.

Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name. Earnings on each participant’s SERP balance are determined by the investment election of the participants. The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments.

All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability, or a change in control of the Company. Amounts are also distributable upon an unforeseeable emergency. Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and may be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability, or change in control of the Company. Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled. Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to the Company’s named executives upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2018. The closing market price of Spartan Motors common stock was $7.23 as of December 31, 2018. The benefits listed below would be payable in a lump sum to the executive, except for severance, which would be payable ratably over an 18 month period for Daryl M. Adams and over a 12 month period for all other executives, and payments related to the SERP plan which would be payable according to the terms of the plan.

Triggering Event and Payments/Benefits

	Change in Control	Death or Disability	Retirement	Without Cause
Daryl M. Adams
Early vesting of restricted stock(1)	$5,369,376	$5,369,376	$-	$5,369,376
Severance(2)	1,356,600	-	-	1,017,450
Pro-rated bonus(3)	1,356,600	474,810	-	474,810
SERP Plan(4)	-	-	-	-
Total	$8,082,576	$5,844,186	$-	$6,861,636

Frederick J. Sohm
Early vesting of restricted stock(1)	$1,378,133	$1,378,133	$-	$1,378,133
Severance(2)	326,400	-	-	326,400
Pro-rated bonus(3)	195,840	85,680	-	85,680
SERP Plan(4)	57,300	57,300	57,300	57,300
Total	$1,957,673	$1,521,113	$57,300	$1,847,513

Thomas C. Schultz
Early vesting of restricted stock(1)	$1,956,380	$1,956,380	$-	$1,956,380
Severance(2)	292,740	-	-	292,740
Pro-rated bonus(3)	175,644	122,951	-	122,951
SERP Plan(4)	-	-	-	-
Total	$2,424,764	$2,079,331	$-	$2,372,071

Stephen K. Guillaume
Early vesting of restricted stock(1)	$856,904	$856,904	$-	$856,904
Severance(2)	246,477	-	-	246,477
Pro-rated bonus(3)	147,886	200,463	-	200,463
SERP Plan(4)	-	-	-	-
Total	$1,251,267	$1,057,367	$-	$1,303,844

Chad M. Heminover
Early vesting of restricted stock(1)	$138,477	$138,477	$-	$138,477
Severance(2)	250,000	-	-	250,000
Pro-rated bonus(3)	150,000	101,538	-	101,538
SERP Plan(4)	-	-	-	-
Total	$538,477	$240,015	$-	$490,015

Matthew W. Long(5)
Early vesting of restricted stock	$-	$-	$-	$-
Severance	320,000	-	-	320,000
Pro-rated bonus	-	-	-	-
SERP Plan	-	-	-	-
Total	$320,000	$-	$-	$320,000

(1)

The Stock Incentive Plan of 2016 provides for accelerated vesting of all unvested shares of restricted stock held by our named executives upon termination of employment in connection with a change in control and upon death or disability. Spartan's Management Severance Plan provides for accelerated vesting of all unvested shares of restricted stock held by our named executives upon termination of the executive's employment without cause.

(2)

Pursuant to the LTC Plan in effect as of December 31, 2018, upon termination of employment in connection with a change in control, our named executives would be eligible to receive severance equal to a multiple of the executive's annual salary (2X for our CEO and 1X for the other named executives). Pursuant to Spartan's Management Severance Plan, upon termination of employment without cause, our named executives would be eligible to receive severance equal to a multiple of the executive's annual salary (1.5X for our CEO and 1X for the other named executives).

(3)

Pursuant to the LTC Plan in effect as of December 31, 2018, upon termination of employment in connection with a change in control, each of our named executives would be eligible to receive a multiple of his target AIC bonus (2X for our CEO and 1X for the other named executives). Pursuant to that plan, upon the executive's death or disability, he would be entitled to receive a prorated portion of his actual AIC bonus for that year. Similarly, pursuant to Spartan's Management Severance Plan, our named executives would be entitled to receive a prorated portion of their actual AIC bonus for that year upon termination without cause.

(4)	Amounts reflect accumulated balance, earnings to date on the balance, and Company contributions for the SERP.

(5)	Mr. Long's last day of employment with the Company was December 31, 2018. Pursuant to his offer letter, he is eligible to receive severance equal to 12 months' of base salary.

Compensation of Directors

Compensation for the Board of Directors is established by the full Board based on input from external compensation experts. The following table provides information concerning the compensation of directors for Spartan’s last completed fiscal year.

Director Compensation - 2018

Name(1)(2)	Fees Paid in Cash(3) ($)	Stock Awards(4) ($)	Total ($)
James A. Sharman	$100,826	142,072	242,898
Richard F. Dauch	57,913	71,036	128,949
Ronald E. Harbour	60,413	71,036	131,449
Dominic A. Romeo	55,413	71,036	126,449
Andrew M. Rooke	50,413	71,036	121,449
Thomas R. Clevinger(5)	25,000	-	25,000
Paul A. Mascarenas(6)	25,000	-	25,000
Jeri L. Isbell(7)	12,500	-	12,500

(1)	Mr. Adams received no additional compensation for his service as a director. All compensation paid to Mr. Adams is reported in the Summary Compensation Table above.

(2)

As of December 31, 2018, each director had outstanding the following aggregate number of (a) unvested stock awards and (b) options to purchase or SAR awards with respect to the following number of shares:

Name	Outstanding Stock Awards - # of shares	Outstanding Option/SAR Awards - # of shares
James A. Sharman	8,260	-
Richard F. Dauch	4,130	-
Ronald E. Harbour	4,130	-
Dominic A. Romeo	4,130	-
Andrew M. Rooke	4,130	-
Thomas R. Clevinger	-	-
Paul A. Mascarenas	-	-
Jeri L. Isbell	-	-

(3)	Includes dividends paid on unvested restricted stock.

(4)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards granted during 2018. The fair values were determined in accordance with the FASB ASC Topic 718, “Stock Compensation.” For information regarding valuation assumptions, see Note 13 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2018.

(5)	Mr. Clevinger joined the Board effective April 6, 2018, and only received fees for a partial year.

(6)	Mr. Mascarenas joined the Board effective June 1, 2018, and only received fees for a partial year.

(7)	Ms. Isbell joined the Board effective July 13, 2018, and only received fees for a partial year. Ms. Isbell resigned from the Board of Directors for personal reasons effective April 10, 2019.

In 2018, each non-employee director other than the Chairman of the Board received an annual retainer of $50,000. The Chairman of the Board received an annual retainer of $100,000. Each of the chairs of the Human Resources and Compensation Committee and the Audit Committee received an additional annual fee of $10,000 while the chair of the Corporate Governance and Nominating Committee received an additional annual fee of $7,500. For 2019, the only change to the cash fees paid to our non-employee directors is to increase the additional fee payable to the chair of the Corporate Governance and Nominating Committee from $7,500 to $10,000 to align with the additional amounts paid to the other committee chairs. All cash fees paid to our directors are paid quarterly in arrears.

In 2018, each non-employee director who served on the Board as of March 30, 2018 (other than the Chairman of the Board) received a grant of 4,130 shares of restricted stock on March 30, 2018. The Chairman of the Board received a grant of 8,260 shares of restricted stock on that date. Such grants were made under the Stock Incentive Plan of 2016, have a vesting period of one year, and were issued as payment for service to the Company for 2017. The number of shares granted was based on a targeted dollar amount ($140,000 for the Chairman and $70,000 for each other non-employee director), divided by the average stock price over the 30 days preceding the grant date. The Human Resources and Compensation Committee may, at its discretion, accelerate the vesting of these awards.

Directors are also eligible to participate in the Spartan Motors, Inc. Directors’ Stock Purchase Plan. This plan provides that non-employee directors of Spartan Motors may elect to receive at least 25% and up to 100% of their “director’s fees” in the form of Spartan Motors common stock. The term “director’s fees” means the amount of income payable to a non-employee director for his or her service as a director of Spartan Motors, including payments for attendance at meetings of Spartan Motors’ Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board. A non-employee director who elects to receive Spartan Motors common stock in lieu of some or all of his or her director’s fees will, on or shortly after each “applicable date,” receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director’s fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term “applicable date” means any date on which a director’s fee is payable to the participant. To date, no shares have been issued under this plan.

For 2019, the directors were granted shares on March 29, 2019 for service to the Company for 2018. Each non-employee director (other than the Chairman) was granted a value of $70,000, and the Chairman was granted a value of $140,000.

On a going-forward basis, the non-employee directors will be granted equity on the date of the annual shareholder meeting, which equity grants will generally vest one year later. Our non-employee directors (other than the Chairman) will be granted equity at our 2019 annual shareholder meeting with a value of $100,000, and our Chairman's grant will be valued at $140,000.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan’s annual report on Form 10-K and in this Proxy Statement.

Respectfully submitted,

Paul A. Mascarenas, Chair

Richard F. Dauch

Ronald E. Harbour

Human Resources and Compensation Committee Interlocks and Insider Participation

Messrs. Harbour (Chair), Dauch, Mascarenas, and Isbell served as members of the Human Resources and Compensation Committee during 2018. None of these members of the Human Resources and Compensation Committee were, during 2018, an officer or employee of Spartan Motors or formerly an officer of Spartan Motors. None of Spartan’s executive officers served as a member of a Compensation Committee (or Board committee performing a similar function) for another entity during 2018.

 Transactions with Related Persons

The Code of Ethics and Compliance, available for viewing at the Company’s website at www.spartanmotors.com, requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Compliance Officer and requires all directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors. The Company expects its directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present a conflict between the Company’s interests and their own personal interests. The directors, officers and employees are prohibited from taking any action that makes it difficult to perform his or her Company work objectively and effectively, or that cloud or interfere with that person’s judgment in the course of his or her job for the Company.

Additionally, it is the Company’s policy that the Audit Committee of the Board of Directors reviews all material transactions with any related person as identified by management. Generally speaking, a “related” person is a director, executive officer, or affiliate of the Company, or a family member of a director, executive officer, or affiliate of the Company. To identify related person transactions, each year the Company requires its directors and executive officers to complete questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. A “related person transaction” is any transaction involving more than $120,000 in which the Company participates and a “related” person has a direct or indirect material interest. The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

Proposal: Advisory Vote on Executive Compensation

Our “Compensation Discussion and Analysis” above describes, among other things, our executive compensation policies and practices. Federal law requires that our shareholders be given the opportunity to express their approval of the compensation of our executives, as disclosed in this Proxy Statement. Under the federal law that requires this vote, the shareholder vote is not binding on our Board of Directors or the Company and may not be construed as overruling any decision made by our Board or the Company or as creating or implying any change in the fiduciary duties owed by our Board. However, our Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the annual meeting of shareholders, our shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executives as disclosed in this Proxy Statement under “Executive Compensation – Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. This vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” above.

The Company evaluates the compensation of its executives at least once each year to assess whether our compensation policies and programs are achieving their primary objectives and are competitive with other companies in our industry. Based on its most recent evaluation, our Board of Directors believes our executive compensation programs achieve these objectives, including aligning the interests of our management with those of our shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, we believe shareholders should consider the following:

●

Independent Compensation Committee. All members of our Human Resources and Compensation Committee are independent directors. Meetings of this committee include executive sessions in which management is not present.

●

Performance-Based Compensation. Our Human Resources and Compensation Committee intends to set our executive officers’ base salaries at median market rates for comparable companies. Total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives. The Company believes that this structure allows its executives the opportunity to receive overall compensation that is above median market rates, provided that performance objectives are met or exceeded.

●

Restricted Stock Grants. A portion of our executives’ compensation is paid in the form of restricted stock that generally vests over a three-year period. We believe these stock awards help align the executives’ interests with longer term shareholder returns and also serve to help retain the services of executives.

●

Performance Share Units. Starting in 2019, a significant percentage of each named executive’s annual long-term equity incentive award will be made in the form of PSUs, which will result in the issuance of Spartan common stock to the executives following a 3-year performance period, based on the achievement of certain performance goals, on a cumulative basis, over that 3-year period. We believe these PSUs will better align the executives’ long-term incentives with those of our shareholders.

For these reasons, our Board of Directors recommends that you vote FOR the adoption of the following resolution:

“RESOLVED, that the shareholders of Spartan Motors, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion set forth in the Company’s Proxy Statement for its 2019 Annual Meeting of Shareholders.”

Audit Committee Report

The Audit Committee reviews and supervises on behalf of the Board of Directors Spartan Motors’ procedures for recording and reporting the financial results of its operations. Spartan Motors’ management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors’ audited financial statements for the year ended December 31, 2018, and has discussed those financial statements with Spartan Motors’ management.

The Audit Committee has also discussed with Spartan Motors’ independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, the judgments of the independent registered public accounting firm concerning the quality, not just the acceptability, of Spartan Motors’ accounting principles and such other matters that are required under applicable rules, regulations, U.S. generally accepted accounting principles and the standards of the Public Company Accounting Standards Oversight Board (United States) (PCAOB).

In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by the PCAOB and has discussed their independence from Spartan Motors and Spartan Motors’ management with them, including a consideration of the compatibility of non-audit services with their independence.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors’ Board of Directors that the audited financial statements for the year ended December 31, 2018 be included in Spartan Motors’ annual report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted,

Dominic A. Romeo, Chair

Thomas R. Clevinger

Andrew M. Rooke

Proposal: Ratification of Appointment of Independent Auditors

Subject to the ratification of shareholders, Spartan Motors’ Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for its 2019 fiscal year. Representatives of BDO USA, LLP are expected to participate in the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO USA, LLP.

BDO USA, LLP’s Fees

All fees paid to BDO USA, LLP for services performed in 2018 and 2017, were approved pursuant to Spartan Motors’ Audit Committee Pre-Approval Policy described above under “Audit Committee” on page 13. A summary of the fees billed by BDO USA, LLP for each of the last two calendar years follows.

	2018	2017
Audit Fees(1)	$586,450	$480,313
Audit-Related Fees(2)	60,000	49,544
Tax Fees(3)	159,981	235,153
All Other Fees(4)	-	63,214

(1)

Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Represents the aggregate fees billed by the principal accountant for general accounting consultations and services that are reasonably related to the annual audit.

(3)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

(4)	Represents the aggregate fees for professional services rendered by the principal accountant for analysis related to acquisition due diligence activities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors’ directors, executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Based solely on the Company’s review of such reports filed with the Securities and Exchange Commission and written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2018 fiscal year, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2018, except that the Form 3 filed for each of Matthew W. Long and Chad M. Heminover were inadvertently filed after the 10-day deadline.

Shareholder Proposals

Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2020 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than December 12, 2019 to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2020 must be received by Spartan Motors not later than December 12, 2019 or they will be considered untimely.

Solicitation of Proxies

We will initially solicit proxies by mail. In addition, directors, officers, and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries that may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy material to beneficial owners.

Spartan Motors’ annual report to the Securities and Exchange Commission on Form 10-K is available on Spartan Motors’ website at www.spartanmotors.com in the “Investor Relations” section.

BY ORDER OF THE BOARD OF DIRECTORS

Ryan L. Roney

Secretary

Charlotte, Michigan

April 16, 2019

Appendix A

Non-GAAP Reconciliations

This Proxy Statement contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, and return on invested capital (ROIC), which are non-GAAP financial measures. Adjusted EBITDA is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this Proxy Statement such items include expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, expenses related to product recall campaigns, litigation settlements, long-term strategic planning expenses and expenses related to a recent business acquisition. Free cash flow is calculated as operating cash flow less capital expenditures. ROIC is calculated as adjusted net income less dividends, divided by total shareholders’ equity plus long term debt. Adjusted net income is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this Proxy Statement such items include expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, expenses related to product recall campaigns, litigation settlements, long-term strategic planning expenses, expenses related to a recent business acquisition, the impact of tax adjustments related to our deferred tax asset valuation allowance that we recorded in 2015, the impact of a tax deduction for the write-off of an investment in a subsidiary, and the impact of the Tax Cuts and Jobs Act on tax expense recorded in 2017.

Adjusted EBITDA is used, along with free cash flow and ROIC, for purposes of determining annual and long-term incentive compensation for our management team.

The following table reconciles Net income attributable to Spartan Motors, Inc. to Adjusted EBITDA for 2018.

2018
Net Income attributable to Spartan Motors, Inc.	$15,012
Interest expense	1,080
Income tax	2,261
Depreciation & Amortization	10,370
EBITDA	28,723
Restructuring charges	1,881
Acquisition related expenses	1,952
Product recall expenses	(46)
Long-term strategic consulting expenses	995
Litigation settlement	447
Impact of acquisition adjustments for net working capital and contingent liability	(2,193)
Adjusted EBITDA	$31,759

The following table reconciles the Net increase in cash and cash equivalents to free cash flow for 2018.

Operating Activities
Net earnings	$15,012
Depreciation & amortization	10,370
Accruals for warranty	8,660
Other non-cash charges	2,579
Change in working capital	(28,595)
Net cash provided by operating activities	8,026	(A)

Capital expenditures	(8,985)	(B)
Acquisition of business	(5,200)
Proceeds from long-term debt	7,684
Payments on long-term debt	(66)
Dividends	(3,516)
Other	(4,027)
Net increase in cash and cash equivalents	$(6,084)

Free cash flow (A+B)	$(959)

The following table shows the calculation of ROIC used for the LTIC award for 2018.

Net Income attributable to Spartan Motors, Inc.	$15,012
Restructuring charges	1,881
Acquisition related expenses	1,952
Product recall expenses	(46)
Long-term strategic consulting expenses	995
Litigation settlement	447
Impact of acquisition adjustments for net working capital and contingent liability	(2,193)
Deferred tax asset valuation allowance adjustments	61
Deferred tax asset adjustment for 2018 tax rate change	(374)
Tax effect of adjustments	(729)
Adjusted net income	$17,006	(A)

Dividends declared	$3,516	(B)

Total shareholders' equity	$186,082	(C)

Total long-term debt	$25,607	(D)

ROIC [(A)-(B)] / [(C)+(D)]	6.4%

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SPARTAN MOTORS, INC.
ATTN: BRIAN J. READ
1541 REYNOLDS ROAD
CHARLOTTE, MI 48813

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SPAR19**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E72662-P23471-Z74801 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPARTAN MOTORS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Vote on the election of three directors to a three-year term expiring at the Annual Meeting of Shareholders to be held in 2022;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Richard F. Dauch
02) Ronald E. Harbour
03) James A. Sharman

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

E72663-P23471-Z74801

SPARTAN MOTORS, INC.
Annual Meeting of Shareholders
May 22, 2019 10:00 A.M., EDT
This proxy is solicited by the Board of Directors

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held at 10:00 A.M., EDT, live via the internet at www.virtualshareholdermeeting.com/SPAR19, on May 22, 2019 and hereby appoints Daryl M. Adams and Frederick J. Sohm, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of Spartan Motors, Inc. held of record by the undersigned as of March 25, 2019 at such Annual Meeting, and at any adjournment thereof, for the purposes of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If this Proxy is properly executed, the shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares presented by this Proxy FOR the election of all nominees listed for directors, FOR the ratification of the independent auditors and FOR the approval of the compensation of our named executive officers. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting. The proxies cannot vote these shares unless you sign and return this card.

Continued and to be signed on reverse side